Exhibit 23.3

McGladrey & Pullen Certified Public Accountants
McGladrey & Pullen, LLP 1185 Avenue of the Americas New York, NY 10036-2602 O 212.372.1800 F 212.372.1801 www.mcgladrey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Boise Inc.’s Prospectus constituting part of this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement (No. 333-141398) on Form S-1 of our report dated February 21, 2008, on the consolidated financial statements of Aldabra 2 Acquisition Corp. as of December 31, 2007 and for the period from February 1, 2007 (inception) to December 31, 2007, which is included in the Annual Report on Form 10-K of Boise Inc. for the year ended December 31, 2008. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ MCGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP New York, New York

October 15, 2009